                                                                     EXHIBIT 2.1


                                                                  Execution Copy


       =================================================================


                           STOCK PURCHASE AGREEMENT


                                 By and Among


                          SELECT MEDICAL CORPORATION


                                   As Buyer


                                      AND


                           BEVERLY ENTERPRISES, INC.


                                   As Seller


                                      AND


                     AMERICAN TRANSITIONAL HOSPITALS, INC.



                           Dated as of May 29, 1998


       =================================================================

                               TABLE OF CONTENTS

                                                                                     Tab
                                                                                     ---

ARTICLE I THE TRANSACTION...........................................................    2

          1.1.  Sale and Purchase of Stock and Notes................................    2
          1.2.  Purchase Price; Payment; Adjustment.................................    2
          1.3.  Closing.............................................................    3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER AND ATH.........................    4

          2.1.  Organization........................................................    4
          2.2.  Capitalization and Ownership; Power and Authority...................    4
          2.3.  Subsidiaries........................................................    5
          2.4.  Qualification; Location of Business and Assets......................    5
          2.5.  Authorization and Enforceability....................................    5
          2.6.  No Violation of Laws or Agreements..................................    6
          2.7.  Financial Statements................................................    6
          2.8.  No Undisclosed Liabilities..........................................    7
          2.9.  No Changes..........................................................    7
          2.10. Taxes...............................................................    9
          2.11. Leasehold Improvements, Inventory and Equipment.....................   11
          2.12. Accounts Receivable.................................................   11
          2.13. No Pending Litigation or Proceedings................................   11
          2.14. Contracts; Compliance...............................................   12
          2.15. Compliance With Laws................................................   13
          2.16. Consents............................................................   15
          2.17. Title...............................................................   15

          2.18. Real Estate.........................................................   15
          2.19. Transactions with Related Parties...................................   16
          2.20. Condition of Assets.................................................   16
          2.21. Compensation Arrangements; Bank Accounts; Officers and Directors....   17
          2.22. Labor Relations.....................................................   17
          2.23. Insurance...........................................................   17
          2.24. Patents and Intellectual Property Rights............................   18
          2.25. Employee Retirement Income Security Act of 1974, as amended.........   19
          2.26. Brokerage...........................................................   21
          2.27. Indebtedness........................................................   21
          2.28. Third-Party Payment Contracts.......................................   21
          2.29. Billing; Gratuitous Payments........................................   21
          2.30. Reimbursement Matters...............................................   21
          2.31. Federal Health Care Programs........................................   22
          2.32. No Criminal Proceedings.............................................   23
          2.33. PRO Denials.........................................................   23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER.................................   23

          3.1.  Organization........................................................   23
          3.2.  Power and Authority.................................................   23
          3.3.  Authorization and Enforceability....................................   23
          3.4.  Brokerage...........................................................   24
          3.5.  No Violation of Laws or Agreements..................................   24
          3.6.  No Pending Litigation or Proceedings................................   24

ARTICLE IV CERTAIN OBLIGATIONS......................................................   24

          4.1.  Conduct of Business Pending Closing.................................   24
          4.2.  Insurance...........................................................   26
          4.3.  Fulfillment of Agreements...........................................   27
          4.4.  Access, Information and Documents...................................   27
          4.5.  Resignations........................................................   27
          4.6.  No Transfers or Pledges of Stock....................................   27
          4.7.  Lender and Lessor Consents..........................................   28
          4.8.  Delivery of May Financial Statements................................   28
          4.9.  Information Systems Support.........................................   28
          4.10. Negotiations........................................................   28
          4.11. Assumed Debt........................................................   29
          4.12. Buyer's Knowledge...................................................   29
          4.13. Delivery of Schedules...............................................   29
          4.14. Delivery of Exhibits................................................   29
          4.15. Receivable Reserve..................................................   30
          4.16. Pharmerica Agreements...............................................   30
          4.17. Medicare Cost Reports...............................................   30

ARTICLE V CONDITIONS TO CLOSING; TERMINATION........................................   31

          5.1.  Conditions Precedent to Obligations of Buyer........................   31
          5.2.  Conditions Precedent to the Obligations of the Seller...............   33
          5.3.  Termination.........................................................   34

ARTICLE VI CERTAIN ADDITIONAL COVENANTS.............................................   35

          6.1.  Costs, Expenses and Taxes...........................................   35
          6.2.  Indemnification By the Seller.......................................   35

          6.3.  Indemnification by Buyer............................................   36
          6.4.  Limitations and Conditions of Indemnification.......................   36
          6.5.  Indemnification Procedures..........................................   37
          6.6.  Payment of Indemnification..........................................   39
          6.7.  No Right of Contribution or Subrogation.............................   39
          6.8.  Hart-Scott-Rodino Antitrust Improvements Act of 1976................   39
          6.9.  Confidentiality.....................................................   39
          6.10. Cooperation.........................................................   40
          6.11. Books and Records...................................................   40
          6.12. Employee Matters....................................................   41
          6.13. Intellectual Property...............................................   42

ARTICLE VII TAX MATTERS.............................................................   42

          7.1.  Termination of Tax Sharing..........................................   42
          7.2.  Seller's Taxes......................................................   42
          7.3.  Buyer's Taxes.......................................................   43
          7.4.  Tax Cooperation.....................................................   43
          7.5.  Indemnification.....................................................   44
          7.6.  Notification of Proceedings; Control................................   44
          7.7.  Tax Effect of Payments..............................................   45

ARTICLE VIII CERTAIN DEFINITIONS....................................................   45

          8.1.  Certain Definitions.................................................   45

ARTICLE IX MISCELLANEOUS............................................................   46

          9.1.  Nature and Survival of Representations..............................   46
          9.2.  Notices.............................................................   46

          9.3.  Successors and Assigns..............................................   48
          9.4.  Governing Law.......................................................   48
          9.5.  Headings............................................................   48
          9.6.  Counterparts........................................................   49
          9.7.  Further Assurances..................................................   49
          9.8.  Amendment and Waiver................................................   49
          9.9.  Entire Agreement....................................................   49
          9.10. Risk of Loss........................................................   49
          9.11. Post-Closing Mergers................................................   49

                               LIST OF SCHEDULES
                               -----------------

Schedule 2.2        Capitalization and Ownership

Schedule 2.4        States of Qualification; Location of Business and Assets

Schedule 2.6        Violations of Laws or Agreements

Schedule 2.7        Financial Statements

Schedule 2.8        No Undisclosed Liabilities

Schedule 2.9        Changes Since Balance Sheet Date

Schedule 2.9(e)     Bonus, Severance and Similar Payments

Schedule 2.9(f)     New Hospitals

Schedule 2.10       Taxes

Schedule 2.12       List and Aging of Accounts Receivable

Schedule 2.13       Pending Litigation or Proceedings

Schedule 2.14       Contracts; Unfilled Firm Purchase Orders

Schedule 2.15(b)    Approvals

Schedule 2.15(c)    Certain Exceptions; Medicare and/or Medicaid Provider Number

Schedule 2.15(d)    Violation of Law, Permits and Licenses

Schedule 2.15(g)    Accredited Hospitals

Schedule 2.16       Consents

Schedule 2.17       Permitted Liens And Encumbrances

Schedule 2.18       Real Estate

Schedule 2.19       Transactions With Related Parties

Schedule 2.20       Computer Software

Schedule 2.21       Compensation Arrangements, Bank Accounts and Officers and
                    Directors

Schedule 2.22       Labor Relations

Schedule 2.23       Insurance

Schedule 2.24       Patents, Trademarks, Etc.

Schedule 2.25       Employee Benefit Plans

Schedule 2.28       Third-party Payment Contracts

Schedule 2.29       Billing; Gratuitous Payments

Schedule 2.30       Reimbursement Matters

Schedule 2.31       Federal Health Care Programs

Schedule 2.33       Pro Denials

Schedule 3.2        Capitalization and Ownership

Schedule 3.6        Pending Litigation or Proceedings

Schedule 4.6        Transfers and Pledges of Stock

Schedule 4.7        Required Lender and Lessor Consents

Schedule 8.1(a)     Accounting Principles

                                LIST OF EXHIBITS
                                ----------------

Exhibit A      Hospitals

Exhibit B      Subsidiaries

Exhibit C-1    Opinion of Seller's General Counsel

Exhibit C-2    Opinion of Latham & Watkins

Exhibit D      Opinion of Dechert Price & Rhoads

Exhibit E      Description of Transition Services

Exhibit F      Joint Venture Agreement

Exhibit G      Noncompete Agreement

                           STOCK PURCHASE AGREEMENT
                           ------------------------

          This is a Stock Purchase Agreement (the "Agreement") dated as of May 29, 1998, by and among SELECT MEDICAL CORPORATION, a Delaware corporation ("Buyer"), BEVERLY ENTERPRISES, INC., a Delaware corporation ("Seller") and AMERICAN TRANSITIONAL HOSPITALS, INC., a Delaware corporation ("ATH").

                                  Background
                                  ----------

          ATH is, among other things, a leading nationwide long-term care "hospital within a hospital" company providing quality long-term acute care to chronically ill patients. ATH operates the hospitals listed on Exhibit A hereto (the "Hospitals").

          Seller owns all of the issued and outstanding capital stock (the "Stock") of ATH.

          Seller has made certain loans and advances to ATH and the Subsidiaries (defined below) in an aggregate amount, net of loans and advances made by ATH and the Subsidiaries to Seller. At Closing, ATH and each Subsidiary, as applicable, will execute promissory notes (the "Notes") in an aggregate amount equal to such inter-company debt, as adjusted to reflect any increase or decrease through the Closing Date ("Intercompany Debt").

          ATH, ATH Heights, Inc. or Synergos, Inc. owns all of the issued and outstanding capital stock (the "Subsidiary Stock") of the corporations identified on Exhibit B (the "Subsidiaries") as noted therein.

          Buyer desires to purchase, and Seller desires to sell, the Stock and the Notes, on the terms and subject to the conditions set forth in this Agreement.

          Following the acquisition of the Stock and Notes, Buyer intends to consummate one or more mergers pursuant to which ATH and/or the Subsidiaries which own the Hospitals will be merged with and into Buyer and/or its subsidiaries, and the corporate existence of ATH and/or the Subsidiaries shall thereupon cease and Buyer and/or its subsidiaries shall be the successors or surviving corporations. The purpose of such post-closing mergers is to fulfill Buyer's intention to acquire the assets of ATH and the Subsidiaries.

                                     Terms
                                     -----

          In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------
                                THE TRANSACTION
                                ---------------

          1.1. Sale and Purchase of Stock and Notes.
               ------------------------------------

          At the Closing referred to in Section 1.3 below, the Seller will sell and assign to Buyer, and Buyer will purchase from the Seller, the Stock and the Notes.

          1.2. Purchase Price; Payment; Adjustment.
               -----------------------------------

               (a) The aggregate purchase price for (i) the Notes shall be equal to the Intercompany Debt (the "Note Purchase Price"), and (ii) the Stock shall be equal to Sixty-Two Million Eight Hundred Thousand Dollars ($62,800,000) minus
                                                                           -----
the Intercompany Debt (the "Stock Purchase Price," together with the Note Purchase Price, the "Purchase Price"), subject to adjustment as set forth in subsection (b) below. The Stock Purchase Price shall be paid by permitting the Assumed Debt to remain outstanding and, with respect to the balance, in immediately available funds. At Closing, Buyer shall pay to Seller an amount equal to the Purchase Price, as adjusted pursuant hereto, minus the Assumed Debt
                                                          -----
by wire transfer to an account designated in writing by the Seller at least three business days prior to the Closing.

               (b) It is the intention and agreement of the parties that the Consolidated Net Working Capital (as hereinafter defined) of ATH and its Subsidiaries be not less than the Consolidated Net Working Capital as of December 31, 1997 based on the December 31, 1997 balance sheet included in the Financial Statements (as hereinafter defined) (the "Threshold Amount"). On the Closing Date, an estimate of the Consolidated Net Working Capital based on financial statements as of, and for the period ending on, the last day of the full month immediately preceding the month in which the Closing occurs (the "Estimated Closing Consolidated Net Working Capital") shall be mutually agreed to by Buyer and Seller. If the Estimated Closing Consolidated Net Working Capital is less than the Threshold Amount by greater than $50,000 (the "Designated Amount"), the Purchase Price otherwise due pursuant to Section 1.2(a) shall be reduced by the difference between the Estimated Closing Consolidated Net Working Capital and the Threshold Amount. If the Estimated Closing Consolidated Net Working Capital is greater than the Threshold Amount by at least the Designated Amount, the Purchase Price otherwise due pursuant to
Section 1.2(a) shall be increased by the difference between the Estimated Closing Consolidated Net Working Capital and the Threshold Amount. The Estimated Closing Consolidated Net Working Capital shall be subject to final adjustment as provided in this Section 1.2(b). Buyer shall prepare (in cooperation with Seller) and deliver to Seller within thirty (30) days after the Closing an unaudited consolidated balance sheet of ATH and its Subsidiaries as of Closing (the "Closing Balance Sheet") prepared in accordance with the Accounting Principles and applying the methodology contemplated in Section 4.15 hereof. Buyer shall determine the Consolidated Net Working Capital using the information reflected on the Closing Balance Sheet. The Closing Balance Sheet and Buyer's determination of Consolidated Net Working Capital shall be subject to verification by Seller within thirty (30) days of the date of delivery of such information to Seller, during which period Seller shall have access to the workpapers and such other documents and information relating to the preparation of the Closing Balance Sheet and the determination of the Consolidated Net Working Capital as it shall request. Within that thirty (30) day period, Seller shall notify Buyer of any dispute with respect to the Closing Balance Sheet or the determination of the Consolidated Net Working Capital. Any such dispute which cannot be resolved after good faith negotiations within thirty (30) days from the date Buyer is so notified shall be referred to a nationally recognized firm of certified public accountants who has not previously rendered services to Buyer or Seller or an affiliate thereof chosen by the certified public accountants of Seller and Buyer, whose determination on such matters shall be final and binding on the parties and whose fees and expenses shall be shared equally by the parties. For purposes of this Agreement, the final Consolidated Net Working Capital (and the calculation of the final Purchase Price) shall be reflected on (and made from) the Closing Balance Sheet as modified by resolution of the Seller and Buyer or by the aforesaid independent accounting firm, or if the Seller fails to notify Buyer in writing of any disputed items within the prescribed thirty (30) day period, the Closing Balance Sheet as previously delivered by Buyer. If the Consolidated Net Working Capital is so determined to be less than the Estimated Closing Consolidated Net Working Capital by greater than the Designated Amount, the amount of the shortfall from the Estimated Closing Consolidated Net Working Capital shall be paid by the Seller to Buyer. If the Consolidated Net Working Capital is so determined to be greater than the Estimated Closing Consolidated Net Working Capital by greater than the Designated Amount, the amount of the overage from the Estimated Closing Consolidated Net Working Capital shall be paid by Buyer to Seller. Any amount due pursuant to this Section 1.2(b) shall be paid by Seller to Buyer or Buyer to Seller, as the case may be, within ten (10) days after (i) as to any undisputed portion, the determination of such undisputed portion of such amount, and (ii) as to any disputed portion, the final determination of the Consolidated Net Working Capital (taking into account any amounts previously paid pursuant hereto). Buyer (in cooperation with Seller) shall prepare and deliver to Seller within fifteen (15) days of Closing the profit and loss statement for such month through the Closing Date; provided, however, that in the event Closing occurs on the first or last business day of a month, such profit and loss statement shall be prepared and delivered within twelve (12) days of Closing.

               (c) As used herein, the "Consolidated Net Working Capital" of ATH and its Subsidiaries shall mean the excess of the "current assets" of ATH and its Subsidiaries over the "current liabilities" (excluding the current portion of long-term debt) of ATH and its Subsidiaries, on a consolidated basis, in each case as such assets and liabilities are properly accrued and reflected on the books and records of ATH and its Subsidiaries in accordance with the Accounting Principles.

          1.3. Closing.
               -------

               (a) Time and Place. The closing under this Agreement (the
                   --------------
"Closing") will take place at 10:00 a.m., local time, on the later of June 30, 1998 or the third business day after the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2 of the Agreement and two weeks after delivery of the Schedules and Exhibits, at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, or at such other time, date or place as the parties shall mutually agree; provided, however, such date shall not be later than July 31, 1998. The date on which Closing occurs is sometimes referred to herein as the "Closing Date."

               (b)  Deliveries and Proceedings at the Closing.  At the Closing:
                    -----------------------------------------

                    i.   Deliveries by Seller. Seller will deliver to Buyer the
                         --------------------
Notes and certificates evidencing the Stock accompanied by stock powers duly executed in blank or duly executed instruments of transfer, any other documents that are reasonably necessary to transfer to the Buyer good title to the Stock, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature and the most recent JCAHO (as hereinafter defined) report and state surveys to the extent such report or surveys exist.

                    ii.  Deliveries By Buyer. Buyer will deliver the Purchase
                         -------------------
Price minus the Assumed Debt to the Seller by wire transfer in accordance with
      -----
Section 1.2.

                    iii. Other Deliveries.  The closing certificates, opinions
                         ----------------
of counsel and other documents required to be delivered pursuant to this Agreement will be exchanged.


                                  ARTICLE II
                                  ----------
               REPRESENTATIONS AND WARRANTIES OF SELLER AND ATH
               ------------------------------------------------

          The Seller and ATH hereby, jointly and severally, represent and warrant to Buyer as follows:

          2.1. Organization.
               ------------

          Each of Seller, ATH and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Seller, ATH and the Subsidiaries has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. Copies of the articles of incorporation and bylaws of ATH and each of the Subsidiaries, as amended to date, have been delivered to Buyer, and are correct, complete and in full force and effect.

          2.2. Capitalization and Ownership; Power and Authority.
               -------------------------------------------------

          Schedule 2.2 sets forth the authorized capital stock of ATH and each of the Subsidiaries including the number of shares of common stock, par value per share, and the number of shares which are presently issued and outstanding or held in its treasury. All of such outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon ATH or the Subsidiaries, and were issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations. Except as set forth on
Schedule 2.2, there are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of ATH or the Subsidiaries and no securities convertible into or exchangeable for any of such capital stock. Seller (a) is the sole record and beneficial owner of the shares of Stock, free and clear of any lien, security interest, restriction, encumbrance or claim except as set forth in Schedule 2.2, and (b) has full legal right, power and authority to enter into this Agreement, transfer such Stock to Buyer in accordance with this Agreement and to perform its other obligations hereunder, without the need for the consent of any other person or entity, other than those set forth on Schedule 2.16 and as required under the HSR Act. ATH, ATH Heights, Inc. or Synergos, Inc. is the sole record and beneficial owner of the shares of Subsidiary Stock, free and clear of any lien, security interest, restriction, encumbrance or claim except as set forth in Schedule 2.2. ATH has full legal right, power and authority to enter into this Agreement and to perform its other obligations hereunder, without the need for the consent of any other person or entity, other than those set forth on Schedule 2.16 and as required under the HSR Act.

          2.3. Subsidiaries.
               ------------

          Except for the Subsidiary Stock, ATH does not, directly or indirectly, own any stock of, or any other interest in, any other corporation, partnership, joint venture or business entity.

          2.4. Qualification; Location of Business and Assets.
               ----------------------------------------------

          Each of ATH and the Subsidiaries is duly qualified and in good standing as a foreign corporation, duly authorized to do business in the jurisdictions set forth on Schedule 2.4, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it makes such qualification necessary. Set forth on Schedule 2.4 is each location (specifying state, county and city) where ATH and each of the Subsidiaries (a) has a place of business, and (b) owns or leases real property.

          2.5. Authorization and Enforceability.
               --------------------------------

          The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and ATH. This Agreement has been duly executed and delivered by the Seller and ATH and constitutes the legal, valid and binding obligation of the Seller and ATH, enforceable against each of them in accordance with its terms. Upon delivery to Buyer at the Closing of certificates representing the Stock in accordance herewith, Buyer will acquire good and valid title to such Stock, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature.

          2.6. No Violation of Laws or Agreements.
               ----------------------------------

          Except as set forth on Schedule 2.6, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by the Seller and ATH, will not (a) contravene any provision of the Seller's, ATH's or any Subsidiary's articles of incorporation or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Seller, ATH or any Subsidiary is a party or by which any of them or any of their assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation;
(c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of ATH's or any Subsidiary's assets or upon the Stock or give to others any interests or rights therein; (d) result in the maturation or acceleration of any liability or obligation of ATH or any Subsidiary (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which ATH or any Subsidiary is a party or by which any of them may be bound; except with respect to those matters set forth in clauses (b), (d) and
(e) above which would not have a Material Adverse Effect.

          2.7. Financial Statements.
               --------------------

          The books of account and related records of ATH and each Subsidiary fairly present its assets, liabilities and transactions in accordance with Accounting Principles. Attached as Schedule 2.7 hereto are the following unaudited financial statements which have previously been delivered by Seller and ATH to Buyer (the "Financial Statements"):

               (a) consolidated and consolidating statements of the results of operations of ATH and the Subsidiaries for the fiscal years ended December 31, 1995 through December 31, 1997, inclusive, and consolidated and consolidating balance sheets of ATH and the Subsidiaries as at each of such dates, certified by a financial officer of Seller and ATH.

               (b) consolidated and consolidating statement of the results of operations of ATH and the Subsidiaries for the fiscal quarter ended March 31, 1998 and a consolidated and consolidating balance sheet of ATH and the Subsidiaries as at such date, certified by a financial officer of Seller and ATH.

The Financial Statements (i) are correct and complete and in accordance with the books and records of ATH, (ii) fairly present the consolidated financial condition, assets and liabilities of ATH and the Subsidiaries and the results of their operations for the periods covered thereby, and

(iii) have been prepared in accordance with Accounting Principles. All references in this Agreement to the "Balance Sheet" shall mean the balance sheet of ATH, as at March 31, 1998 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean March 31, 1998.

          2.8. No Undisclosed Liabilities.
               --------------------------

          Neither ATH, to its knowledge, nor any Subsidiary, to its knowledge, has any liability or obligation of any nature, whether due or to become due required to be disclosed by Accounting Principles, except (a) liabilities disclosed on the consolidated and consolidating Balance Sheet, and (b) liabilities disclosed on Schedule 2.8.

          2.9. No Changes.
               ----------

          Except as disclosed on Schedule 2.9, since March 31, 1998, ATH and each of its Subsidiaries has conducted its business only in the ordinary course. Without limiting the generality of the foregoing sentence, except as disclosed on Schedule 2.9, since March 31, 1998, there has not been:

               (a) any change in the financial condition, assets, liabilities, net worth or business of ATH or any Subsidiary, except changes in the ordinary course of business, none of which, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect;

               (b) any damage, destruction or loss, whether or not covered by insurance, which has or is reasonably likely to have a Material Adverse Effect;

               (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any of ATH's or any Subsidiary's assets, tangible or intangible, other than Permitted Encumbrances (as hereinafter defined);

               (d) except for the payment of cash dividends, any declaration, setting aside or payment of a dividend or other distribution in respect of any of the capital stock of ATH or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition of any capital stock of ATH or any Subsidiary or any rights to purchase such capital stock or securities convertible into or exchangeable for such capital stock;

               (e) except for stay, retention, successful completion or other bonuses, or severance, parachute or similar payments which are set forth on
Schedule 2.9(e) and have been or will be paid in connection with the transactions contemplated hereby and for which ATH has established a full current reserve or accrual on the Closing Balance Sheet or the payment of which is otherwise Seller's responsibility, any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder of ATH or any Subsidiary (except normal annual merit increases made in the ordinary course of business and consistent with past practice for employees), or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of ATH's or any Subsidiary's officers, directors, employees or shareholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described on Schedule 2.25, or any other payment of any kind to or on behalf of any such officer, director, employee or shareholder other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;

               (f) any making or authorization of any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate except for capital expenditures incurred in connection with the opening of new hospitals currently under contract and which are set forth on Schedule 2.9(f);

               (g) any cancellation or waiver of any right material to the operation of ATH's or any Subsidiary's business, including, without limitation, any leases, licenses or certifications relating to the operation of the Hospitals, or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any Related Party;

               (h) any sale, transfer or other disposition of the Stock or any assets of ATH or any Subsidiary other than sales, transfers or other dispositions of assets in the ordinary course of business;

               (i) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by ATH or any Subsidiary, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date including intercompany debt (but excluding the Assumed Debt);

               (j) any adverse change or, to Seller's and ATH's knowledge, any threat of any adverse change in ATH's or any Subsidiary's relations with, or any loss or, to Seller's and ATH's knowledge, threat of loss of, any of ATH's or any Subsidiary's third-party payors (including, but not limited to, Title XVIII ("Medicare") of the Social Security Act and Title XIV ("Medicaid") of the Social Security Act), suppliers, clients or customers, the loss of which would have a Material Adverse Effect;

               (k) any write-offs as uncollectible of any notes or accounts receivable of ATH or any Subsidiary or write-downs of the value of any assets or inventory by ATH or any Subsidiary other than those for which reserves or accruals have been established on the Balance Sheet or those in immaterial amounts;

               (l) any change by ATH or any Subsidiary in any method of accounting or keeping its books of account or accounting practices;

               (m) any creation, incurrence, assumption or guarantee by ATH or any Subsidiary of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business including intercompany debt, or any creation, incurrence, assumption or guarantee by ATH or any Subsidiary of any indebtedness for money borrowed other than intercompany debt;

               (n) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Related Party, except for compensation to the officers and employees of ATH or any Subsidiary at rates not exceeding the rates of compensation disclosed on Schedule 2.21 hereto; or

               (o) any transaction or agreement outside the ordinary course of ATH's or any Subsidiary's business or inconsistent with past practice which has or is reasonably likely to have a Material Adverse Effect.

         2.10. Taxes.
               -----

               (a) ATH and each Subsidiary has (i) timely filed or will timely file all returns required to be filed by it for all taxable periods up to and including the Closing Date with respect to all federal, state and local income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter individually called a "Tax" and collectively called "Taxes"), (ii) paid all Taxes shown to have become due pursuant to such returns, and (iii) paid all other Taxes for which a notice of or assessment or demand for payment has been received. All Tax returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of tax) of ATH and each Subsidiary.

               (b) The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of ATH and each Subsidiary for all periods ending on or before the Balance Sheet Date and include adequate provision for all deferred Taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes for periods beginning after the Balance Sheet Date have been paid or are the subject of an adequate current reserve on the books of ATH and each Subsidiary. ATH and each Subsidiary has timely filed all information returns or reports, including forms 1099, which are required to be filed and has accurately reported all information required to be included on such returns or reports. True copies of federal and state income tax returns of ATH and each Subsidiary for each of the fiscal years ended December 31, 1992 through December 31, 1996 have been delivered to Buyer. There are no proposed assessments of Taxes against ATH or any Subsidiary or proposed adjustments to any Tax return filed, pending against ATH or any Subsidiary or any proposed adjustments to the manner in which any Taxes of ATH or any Subsidiary are determined. Except as disclosed on Schedule 2.10, each Tax return of ATH and the Subsidiaries has been audited by the relevant authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the Financial Statements), or the statute of limitations with respect to each Tax return has expired, and no Tax return is under examination by any taxing authority.

          (c) Except as disclosed on Schedule 2.10, neither ATH nor any Subsidiary has with respect to any open Tax period (i) filed any consent agreement under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) executed a waiver or consent extending any statute of limitation for any Tax liability which remains outstanding, (iii) joined in or been required to join in filing a consolidated or combined federal income Tax return, (iv) applied for a Tax ruling, (v) entered into a closing agreement with any taxing authority, or (vi) filed an election under section 338(g) or section 338(h)(10) of the Code or caused a deemed election under section 338(e) thereof.

          (d) None of ATH, Seller or the Subsidiaries are "foreign persons" within the meaning of the Code and regulations promulgated thereunder.

          (e) Schedule 2.10 reflects the separate net operating loss carryovers of ATH and the Subsidiaries and the portion of the Group's consolidated net operating loss carryovers allocable to ATH and its Subsidiaries allocated in accordance with Treasury Regulation (S)1.1502-21T(b) as reported for federal income tax purposes as of the close of the taxable year ended December 31, 1997; the year of origination of such net operating loss carryforwards; the portion of any such net operating loss carryforward arising in a separate return limitation year with respect to the Group; the portion of any such net operating losses subject to limitation under Section 382 of the Code, the date of any applicable change of ownership under Section 382 of the Code and the annual limitation of such net operating losses under Section 382 of the Code. Except as set forth on
Schedule 2.10, none of such net operating losses are subject to limitation (i) under Section 382 of the Code by virtue of a direct or indirect "ownership change" of ATH or a Subsidiary within the meaning of Section 382 of the Code on or before the Closing Date or (ii) by reason of a consolidated return change of ownership under Treasury regulations (S)1.1502-21A on or before January 1, 1998. None of such net operating losses has been the subject of an election under Treasury regulations (S)1.1502-20(g) to have such losses reattributed to another corporation. The portion of the consolidated net operating losses of the Group allocable to ATH and the Subsidiaries in accordance with Treas. Reg. (S)1.1502-21T(b) as of the Closing Date will not be less than $5,000,000. For purposes of this Section 2.10, "Group" means the consolidated group of corporations filing consolidated federal income tax returns of which Seller is the common parent ("Seller Parent").

          (f) ATH and its Subsidiaries currently utilize the accrual method of accounting for income tax purposes and such method has not changed within the past five years. ATH and its Subsidiaries have not been required to make any adjustments under Section 481(a) of the Code as a result of a change in a tax accounting method.

          2.11.  Leasehold Improvements, Inventory and Equipment.
                 -----------------------------------------------

          All of the inventory of ATH and each Subsidiary, including that reflected in the Balance Sheet, is valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. All of the equipment and leasehold improvements of ATH and each Subsidiary reflected in the Balance Sheet is valued at its acquisition cost less accumulated depreciation. All of the inventory and equipment of ATH and each Subsidiary reflected in the Balance Sheet and all inventory and equipment acquired since the Balance Sheet Date is maintained in quality and quantity consistent with past practice. There has been no material reduction in the level of inventory or equipment from the level set forth in the December 31, 1997 balance sheet included in the Financial Statements.

          2.12.  Accounts Receivable.
                 -------------------

          All of the accounts and notes receivable (including any amounts due from affiliates or any Related Party) of ATH and each Subsidiary represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, have been billed and are generally due within 30 days after such billing and, to Seller's and ATH's knowledge, are not subject to any counterclaims or offsets. On March 31, 1998, ATH and the Subsidiaries each had accounts receivable, net of reserves for contractual allowances and doubtful accounts (as calculated in a manner consistent with Section 4.15 hereof) equal to or greater than the dollar amount set forth on Schedule 2.12 opposite its name. Schedule 2.12 sets forth for ATH and each Subsidiary (a) the total amount of accounts receivable outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on a schedule containing the ranges of number of days outstanding from the bill date thereof used historically by ATH and each Subsidiary.

          2.13.  No Pending Litigation or Proceedings.
                 -------------------------------------

          Except as set forth on Schedule 2.13, there are no actions, suits, investigations, or proceedings pending or, to the best of Seller's and ATH's knowledge, threatened against or affecting ATH, any Subsidiary or any of their assets or affecting the Stock or the Seller's rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and, to Seller's and ATH's knowledge, there is no basis for any such action, suit, investigation or proceeding which is reasonably likely to cause a Material Adverse Effect. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting ATH, any Subsidiary or any of their assets or businesses or affecting the Stock or the Seller's rights thereto.

          2.14. Contracts; Compliance.
                ---------------------

                (a) Except as listed on Schedule 2.14, neither ATH nor any Subsidiary is a party to or bound by any material lease, contract or commitment, oral or written, formal or informal, including, without limitation, the following leases, contracts or commitments:

                    i. mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances;

                    ii.   employment and consulting agreements;

                    iii.  union or other collective bargaining agreements;

                    iv.   powers of attorney;

                    v. sales agency, manufacturers representative and distributorship agreements or other distribution or commission arrangements;

                    vi. material licenses of patent, trademark and other intellectual property rights;

                    vii. agreements, orders or commitments for the purchase of equipment, services, raw materials, supplies or finished products from any one supplier for an amount in excess of $35,000;

                    viii. agreements, orders or commitments for the rental, lease or sale of equipment, products or services for more than $50,000 to any single purchaser or lessee;

                    ix. contracts or options relating to the rental, sale or lease by ATH of any material asset, other than in the ordinary course of business;

                    x. bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees;

                    xi. agreements or commitments for capital expenditures in excess of $50,000 for any single project;

                    xii.  partnership or joint venture agreements;

                    xiii. agreements, arrangements or understandings with any Related Party;

                    xiv. material rental or lease agreements under which it is either lessor or lessee;

                    xv. material agreements, contracts or commitments for any charitable or political contribution; or

                    xvi. other agreements, contracts and commitments which are material to the business of ATH or any Subsidiary which involve payments or receipts of more than $50,000 in any single year, or which were entered into other than in the ordinary course of business.

               (b) Except as listed in Schedule 2.14, all such agreements, leases, contracts and other commitments are in full force and effect; Seller and ATH and, to Seller's and ATH's knowledge, all other parties to such agreements, leases, contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; no event has occurred that with the passage of time or the giving of notice or both would constitute a default by ATH or any Subsidiary, or to Seller's and ATH's knowledge, any other party thereto under any provision thereof; and neither Seller, ATH nor any Subsidiary has received, or has any knowledge of the existence of, any written notice of termination or other election by a lessor under any such agreement.

         2.15. Compliance With Laws.
               --------------------

               (a) Each of ATH, any Subsidiary and any of their current or former shareholders, directors, officers, agents, employees and other persons acting on behalf of them, has complied, in all material respects, with all applicable federal, state and municipal statutes, rules, regulations and orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over ATH, including without limitation those relating to third party reimbursement (including, but not limited to, Medicare, Medicaid, CHAMPUS and other Federal Health Care Programs), fraudulent or abusive practices (including but not limited to the State Health Care Programs Anti-Fraud and Abuse Amendments of the Social Security Act, as amended, commonly known as the "Anti-Kickback Statute," and the amendments to Section 1877 of the Social Security Act (42 U.S.C.(S)1395nn), enacted as part of the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II"), health care industry regulation, environmental protection, occupational safety and health, equal employment practices and fair trade practices.

               (b) ATH and all professional employees or agents of ATH hold and are in compliance with all permits, certificates (including, without limitation, certificates of need), licenses, orders, registrations, franchises, authorizations and other approvals from all federal, state, local and foreign governmental and regulatory bodies (collectively, "Approvals") which are required pursuant to all laws, rules and regulations to enable ATH to own, operate and manage its business and the failure of which to possess or be in compliance with has not had and is not reasonably likely to have a Material Adverse Effect. All such Approvals are in full force and effect. Schedule 2.15(b) sets forth a true and correct list of those Approvals held by ATH which are required to operate the Hospital facilities.

          (c) All services provided by Seller, ATH, the Subsidiaries or any professional employee or agent acting on behalf of any of them or for which Seller, ATH and/or the Subsidiaries directly or indirectly receive payment under Medicare, Medicaid or other Federal Health Care Programs are, to the extent required by law, certified for participation or enrollment in all such Federal Health Care Programs, have a current and valid provider contract with such Federal Health Care Programs, are in compliance with the conditions of participation or enrollment of such Federal Health Care Programs, and, to the extent required by law, have received all approvals or qualifications necessary for capital reimbursement, except for such certifications, contracts, compliances, approvals and qualifications which are set forth on Schedule 2.15(c) or which, individually or in the aggregate, would not have a Material Adverse Effect. Seller and ATH have delivered to the Buyer true and complete copies of all Medicare and Medicaid cost reports for any period after December 31, 1994 for each location of ATH or any Subsidiary for which there is a Medicare or Medicaid provider number. Schedule 2.15(c) sets forth the applicable Medicare and/or Medicaid provider number utilized by ATH and each Subsidiary and a true and correct list of the applicable TEFRA limitation with respect to each such provider.

          (d) Except as set forth on Schedule 2.15(d), none of Seller, ATH or the Subsidiaries has received, or has knowledge of the existence, of any notice, citation, summons, order, complaint or penalty, and, to the Seller's or ATH's knowledge, no investigation or review is pending or threatened by any governmental or other entity (i) with respect to any alleged violation by ATH or any Subsidiary of any law, ordinance, rule, regulation or order of any governmental entity, or (ii) with respect to any alleged failure by ATH or any Subsidiary to have any permit, certificate, license, approval, registration or authorization required in connection with its business, or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal of any hazardous or toxic or polluting substances generated by ATH or any Subsidiary.

          (e) Neither ATH nor any Subsidiary has treated, stored, recycled, disposed of or released any hazardous, toxic or polluting substances on any property now or previously owned or leased by ATH or any Subsidiary, nor, to Seller's and ATH's knowledge, has anyone else treated, stored, recycled, disposed of or released any hazardous, toxic or polluting substances on any property now or previously owned or leased by ATH or at any other property which has resulted in any condition for which ATH is or could be responsible, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). Neither ATH nor any Subsidiary has transported any hazardous, toxic or polluting substances or arranged for the transportation of such substances to any location which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against ATH, any Subsidiary or the Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA. ATH's and each Subsidiary's Standard Industry Code ("SIC") number is listed on Schedule 2.15(e).

                (f) ATH has correctly maintained in all material respects all records (whether financial, medical or otherwise) required by state and federal agencies and pursuant to the requirements of Medicare, Medicaid and other Federal Health Care Programs.

                (g) Each Hospital set forth on Schedule 2.15(g) has been surveyed for and has received accreditation by the Joint Commission for Accreditation of Health Care Organizations ("JCAHO") and such accreditation by JCAHO remains in full force and effect and has not been modified, revoked or suspended as of the Closing Date.

          2.16. Consents.
                --------

          Except for such consents as are set forth on Schedule 2.16 or those which arise under categories of contracts not described on such Schedule and except as required under the HSR Act, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any of the foregoing would not have a Material Adverse Effect.

          2.17. Title.
                -----

          Each of ATH and the Subsidiaries has good and, in the case of real property, marketable title (fee or leasehold) to all of its properties and assets (including equipment), including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right of way, easement, claim, security interest, charge or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties and assets or impairs the operations of ATH or the Subsidiaries, (b) liens for current taxes not yet due and payable, and (c) as disclosed on Schedule 2.17 (collectively "Permitted Encumbrances").

          2.18. Real Estate.
                -----------

          Schedule 2.18 contains a correct list and summary description of all real properties owned (beneficially or of record) or leased by ATH or any Subsidiary and identifies all title insurance policies covering any of, and all leases relating to, such properties; and the construction, use and operation of all real properties owned or leased by ATH or any Subsidiary conform to all applicable building, zoning, safety, environmental, subdivision, and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title, except for any nonconformance that does not have a Material Adverse Effect. Neither ATH nor any Subsidiary has received any written, or has knowledge of the existence of any written or oral, notice for assessments for public improvements against any of such real properties which remains unpaid and no such assessment has been proposed. Neither ATH nor any Subsidiary has received any written, or has knowledge of the existence of any written or oral, notice or order by any governmental or other public authority, any insurance company which has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions which (a) relates to violations of building, safety, fire or other ordinances or regulations, (b) claims any defect or deficiency with respect to any of such properties, or (c) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Neither Seller, ATH nor any Subsidiary has received notice or has any knowledge of the existence of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of such properties and, to the best knowledge of the Seller and ATH, no such proceeding is contemplated.

          2.19. Transactions with Related Parties.
                ---------------------------------

          Except such transactions as are disclosed on Schedule 2.19, no Related
Party:

                (a) has borrowed money or loaned money to ATH or any Subsidiary which has not been repaid, other than Seller;

                (b) has any contractual or other claim, express or implied, of any kind whatsoever against ATH or any Subsidiary, other than claims of employees, those incurred in the ordinary course of business and disclosed in the Schedules hereto;

                (c) had, since the Balance Sheet Date, any interest in any property or assets used by ATH or any Subsidiary in its business; or

                (d) has been engaged, since the Balance Sheet Date, in any other transaction with ATH or any Subsidiary (other than employment relationships at the salaries disclosed in Schedule 2.21).

          2.20. Condition of Assets.
                -------------------

                (a) The buildings, machinery, inventory, equipment, furniture, improvements and other assets, properties and rights of ATH and the Subsidiaries, including those reflected in the Balance Sheet, are sufficient to operate the business of ATH and the Subsidiaries as currently operated.

                (b) ATH and the Subsidiaries own or license all computer hardware, software and data processing systems or other electronic data transmission, storage or computation programs used in connection with the operation of the Hospitals (collectively, the "Computer Software") which are listed on Schedule 2.20. Certain services described in Schedule 2.20 are provided by Seller to ATH and its Subsidiaries using computer hardware, software and other electronic data processing and transmission services which are not listed on Schedule 2.20, are not owned by ATH or the Subsidiaries and ATH and the Subsidiaries have no rights to their use except to the extent contemplated by Exhibit E. Except as provided for in Exhibit E, other than the Computer Software, no other computer hardware, software and data processing systems or other electronic data transmission is currently used by ATH or any Subsidiary to operate its business as presently conducted. To the best knowledge of the Seller and ATH, there are no material malfunctions or design failures with respect to the Computer Software and related items of systems hardware.

          2.21.  Compensation Arrangements; Bank Accounts; Officers and
                 ------------------------------------------------------
Directors.
---------

          Schedule 2.21 sets forth the following information:

                 (a) the names and current annual salary, including any bonus, if applicable, of all present officers and employees of ATH and each Subsidiary whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $75,000, together with a statement of the full amount of all remuneration paid by ATH and each Subsidiary to each such person, during the twelve-month period preceding the date hereof;

                 (b) the name of each bank in which ATH and each Subsidiary has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or have access thereto; or

                 (c) the names and titles of all directors and officers of ATH and each Subsidiary.

          2.22.  Labor Relations.
                 ---------------

          Except as disclosed on Schedule 2.22, (a) no employee of ATH or any Subsidiary is represented by any union or other labor organization; (b) neither Seller, ATH nor any Subsidiary has received notice, or has knowledge of the existence, of any unfair labor practice complaint against ATH or any Subsidiary pending or threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the best knowledge of the Seller and ATH, threatened against or involving ATH or any Subsidiary; (d) no grievance which might have a Material Adverse Effect is pending; (e) no private agreement restricts ATH or any Subsidiary from relocating, closing or terminating any of its operations or facilities; and (f) neither ATH nor any Subsidiary has in the past three years experienced any work stoppage.

          2.23.  Insurance.
                 ---------

                 (a) Attached hereto as Schedule 2.23 is a complete and correct list of all policies of insurance of which ATH and each Subsidiary is the owner, insured or beneficiary, or covering any of its property, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 2.23, there are no outstanding unpaid premiums or claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by ATH or any Subsidiary.

                 (b) Neither ATH nor any Subsidiary has been refused any insurance, nor has any of their coverage been limited by any insurance carrier to which any of them has applied for insurance or with which any of them has carried insurance during the last five years. Since June 1, 1987, all products liability and general liability policies maintained by or for the benefit of ATH or any Subsidiary have been "occurrence" policies and not "claims made" policies.

          2.24.  Patents and Intellectual Property Rights.
                 ----------------------------------------

                 (a) Schedule 2.24 contains a complete and accurate list of all patents and patent applications, industrial design registrations, copyright registrations, trademarks, service marks, trade names, and registrations and applications for registration of trademarks, service marks, trade names, trade dress and domain names used in the conduct of ATH's and each Subsidiary's business specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

                 (b) Schedule 2.24 contains a complete and accurate list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets, computer software programs (other than standard, commercially available programs), or other intellectual property used in the conduct of ATH's or each Subsidiary's business, and (ii) by which ATH and each Subsidiary licenses or otherwise authorizes a third party to use such intellectual property. None of ATH, the Subsidiaries or any other party is in material breach of or default under any such license or other agreement and each such license or other agreement is now and immediately following the Closing will be valid and in full force and effect.

                 (c) Except as explicitly indicated in Schedule 2.24, ATH and each Subsidiary owns or is licensed or otherwise has the right to use all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, inventions, technology, know-how, designs, formulae, trade secrets, confidential and proprietary information, computer software programs (other than standard, commercially available programs), domain names, and other intellectual property used in the operation of ATH's and each Subsidiary's business as it is currently conducted.

                 (d) The operation of ATH's and each Subsidiary's business does not, to the best knowledge of the Seller and ATH, infringe on the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other intellectual property rights of any third party, and no claim has been made, notice given, or dispute arisen to that effect. Neither ATH nor any Subsidiary has any pending claims that a third party has violated or infringed any of ATH's and any Subsidiary's patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other proprietary rights.

                 (e) Except as explicitly indicated in Schedule 2.24, all of the patents, industrial design registrations, trademark and service mark registrations, copyright registrations and domain name registrations indicated in Schedule 2.24 are valid and in full force, are held of record in ATH's or a Subsidiary's name, free and clear of all liens, encumbrances and other claims, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as explicitly indicated in Schedule 2.24, ATH or a Subsidiary is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, and copyright registration indicated in Schedule 2.24, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

                 (f) Prior to or at Closing, all patents, patent applications or other intellectual property rights used exclusively in the business of ATH and the Subsidiaries and held by any Related Party shall be transferred to ATH and the Subsidiaries.

          2.25.  Employee Retirement Income Security Act of 1974, as amended.
                 -----------------------------------------------------------

                 (a) The only employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangement, and other material employee fringe benefit plans presently maintained by, or contributed to by ATH or any other employer (an "ERISA Affiliate") that is, or at any relevant time was, together with ATH, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code, other than a multiemployer plan as defined in Section 3(37) of ERISA, are those listed in Schedule 2.25 (the "Benefit Plans"), a true and complete copy of each of which and, where applicable, a copy of the most recent IRS Determination Letter received, and the three most recent IRS Forms 5500 filed, with respect to each such Benefit Plan, has been made available to Buyer.

                 (b) Except as specifically designated on Schedule 2.25(b), all of the Benefit Plans are sponsored or maintained by the Seller or another ERISA Affiliate other than ATH or the Subsidiaries. No Benefit Plan designated on
Schedule 2.25(b) is an employee pension benefit plan as defined in Section 2.25(a).

                 (c) Except as indicated on Schedule 2.25, all of the Benefit Plans which are pension benefit plans have received determination letters from the Internal Revenue Service ("IRS") to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, as amended; and no determination letter with respect to any Benefit Plan has been revoked nor, to the best of Seller's and ATH's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification.

               (d) ATH and each ERISA Affiliate have complied with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of ATH or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 5000(b)(1) of the Code.

               (e) Set forth on Schedule 2.25 are the unfunded liabilities and projected costs, as of the date of this Agreement, of (1) the amount of any unfunded deferred compensation for which ATH or any Subsidiary is or is reasonably likely to be liable, (2) the actuarially determined present value of any obligation to provide retiree medical or life insurance benefits under any Benefit Plan and (3) any payment that will be required to be made to any Benefit Plan participant or beneficiary by ATH or any ERISA Affiliate as a direct result of the transactions contemplated by this Agreement.

               (f) At no time since September 2, 1974 has Seller, ATH or any ERISA Affiliate incurred any liability which could subject Buyer to liability under Section 4062, 4063 or 4064 of ERISA.

               (g) At no time since September 26, 1990, has Seller, ATH, or any ERISA Affiliate, (i) been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof, or (ii) announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan. Neither Seller, ATH nor any ERISA Affiliate has incurred any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

               (h) Neither ATH nor any Subsidiary has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

               (i) Except as listed on Schedule 2.25, no payment which is or may be made by from or with respect to any Benefit Plan, to any employee, former employee, director or agent of ATH or any ERISA Affiliate, either alone or in conjunction with any other payment, will or could properly be characterized as an excess parachute payment under section 280G of the Code.

               (j) There are no material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by ATH or any ERISA Affiliate for the benefit of any employee of ATH or any ERISA Affiliate, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, which would be described in (a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States.

          2.26.  Brokerage.
                 ---------

          None of the Seller, ATH or any Subsidiary has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

          2.27.  Indebtedness.
                 ------------

          Other than the Intercompany Debt and the senior secured promissory note issued by ATH Heights, Inc. to West Houston Healthcare Group, Ltd. dated September 21, 1994 in the original principal amount of $2,941,000 (the "Assumed Debt"), neither ATH nor any Subsidiary has any indebtedness or other obligations with respect to borrowed money.

          2.28.  Third-Party Payment Contracts.
                 -----------------------------

          ATH and each Subsidiary is approved as a participating provider of services in and under the third-party payment programs listed on Schedule 2.28. To the knowledge of the Seller and ATH, no action is pending to suspend, limit, terminate, or revoke the status of ATH or any Subsidiary as a provider in any such program, and neither ATH nor any Subsidiary has been provided notice by any such third-party payor of its intention to suspend, limit, terminate, revoke, or fail to renew any contractual arrangement with ATH or any Subsidiary as a participating provider of services in whole or in part.

          2.29.  Billing; Gratuitous Payments.
                 ----------------------------

          Except as set forth in Schedule 2.29, all billing by, or on behalf of, the Seller, ATH or any Subsidiary to third-party payors, including, but not limited to, Medicare, Medicaid and private insurance companies has been true and correct in all material respects. None of Seller, ATH or any Subsidiary has received any notice from any third-party payor, including but not limited to, Medicare or Medicaid, that indicates that Buyer could not continue to bill in substantially the same manner and structure as ATH or any Subsidiary is billing on the date hereof.

          2.30.  Reimbursement Matters.
                 ---------------------

          Except as disclosed on Schedule 2.30, for the previous three years,
(a) Seller, ATH and the Subsidiaries have not received any written notice of denial of payment or overpayment of a material nature from a Federal Health Care Program or any other third party reimbursement source (inclusive of managed care organizations) with respect to items or services provided by Seller, ATH and/or any Subsidiary, other than those which have been finally resolved in any settlement for an amount less than $1,000,000, (b) to the Seller's and ATH's knowledge, there is no basis for the assertion after the Closing of any such denial or overpayment claim, and (c) none of Seller, ATH or any Subsidiary has received written notice from a Federal Health Care Program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened claims, proceedings, investigations or surveys specifically with respect to, or arising out of, items or services provided by the Seller, ATH or any Subsidiary, and to the Seller's and ATH's knowledge, no such investigation or survey is pending, threatened or imminent.

          2.31.  Federal Health Care Programs.
                 ----------------------------

                 (a) Neither Seller, ATH, any affiliate nor any person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R.
(S)1001.1001(a)(2)) in ATH of 5% or more, or who has an ownership or control interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) in ATH, or who is an officer, director, agent or managing employee (as defined in 42 C.F.R. (S)1001.1001(a)(i): (a) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (b) has been excluded from participation under any Federal Health Care Program; or (c) has been convicted (as that term is defined in 42 C.F.R. (S)1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

                 (b) All cost reports to be filed under Medicare and Medicaid or any other applicable governmental or private provider regulations for the Hospitals were filed by the required filing dates. Such cost reports were prepared and filed in good faith in accordance with applicable, laws, rule and regulations and ATH and each Subsidiary has made provision to pay any net liability on all Notices of Program Reimbursement (or similar documents) received from Medicare, Medicaid or other governmental or private payors for the periods ended prior to December 31, 1994. Schedule 2.31 lists the Medicare and Medicaid cost reports duly filed by ATH and each Subsidiary covering the periods noted and which of such cost reports has been audited but not fully settled, has been settled or has not been audited or settled. Neither ATH nor any Subsidiary has received notice, or has knowledge of the existence, of any pending dispute between ATH and/or any Subsidiary and governmental authorities or the Medicare fiscal intermediary regarding such cost reports for the remaining unaudited cost reports, other than with respect to adjustments thereto made in the ordinary course of business which do not involve amounts in excess of $20,000 in the aggregate. All home office cost reports filed by Seller and ATH are true and correct and the costs contained in such reports are appropriately included therein and have been properly allocated among Seller and its subsidiaries and businesses in accordance with Medicare and Medicaid rules and regulations. The home office cost report of Seller covering the period January 1, 1998 through and including Closing will include costs incurred by Seller in an amount at least equal to the Seller's home office costs reflected on the consolidated balance sheet of ATH and the Subsidiaries for the corresponding period.

          2.32.  No Criminal Proceedings.
                 -----------------------

          There are no pending actions, charges, indictments, or investigations of ATH, any Subsidiary or, with respect to their employment with ATH or any Subsidiary, their agents, officers or employees which involve allegations of criminal violations by ATH, any Subsidiary or their agents, officers or employees acting on behalf of ATH or any Subsidiary of any federal, state, or local statute, law, or ordinance, including without limitation, Medicare or Medicaid.

          2.33.  PRO Denials.
                 -----------

          Set forth on Schedule 2.33 is a list of all Peer Review Organization denials which Seller, ATH or the Subsidiaries have received with respect to the operation of the Hospitals during the last five years, including a description of the basis therefor and of the action, if any, taken by Seller, ATH or the Subsidiaries to appeal the same and the status and/or outcome of any such appeals.


                                  ARTICLE III
                                  -----------
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer represents and warrants to the Seller as follows:

          3.1.   Organization.
                 ------------

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

          3.2.   Power and Authority.
                 -------------------

          Buyer has full legal right, power and authority to enter into this Agreement and to perform its other obligations hereunder, without the need for the consent of any other person or entity, other than as required under the HSR Act.

          3.3.   Authorization and Enforceability.
                 --------------------------------

          The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

          3.4.   Brokerage.
                 ---------

          Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

          3.5. No Violation of Laws or Agreements.
               ----------------------------------

          The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer, will not (a) contravene any provision of Buyer's articles of incorporation or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, except with respect to those matters set forth in this clause (b) which would not have a material adverse effect on Buyer; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon Buyer's assets or give to others any interests or rights therein except for any financing entered into by Buyer in connection with the transactions contemplated hereby.

          3.6. No Pending Litigation or Proceedings.
               -------------------------------------

          Except as set forth on Schedule 3.6, there are no actions, suits, investigations, or proceedings pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer or any of its assets which would adversely affect Buyer's ability to consummate this Agreement and the transactions contemplated herein, at law or in equity, by or before any court or governmental department, agency or instrumentality, and, to Buyer's knowledge, there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against Buyer which would adversely affect Buyer's ability to consummate this Agreement and the transactions contemplated herein.


                                  ARTICLE IV
                                  ----------
                              CERTAIN OBLIGATIONS
                              -------------------

          4.1. Conduct of Business Pending Closing.
               -----------------------------------

          From and after the date hereof and pending Closing, and unless Buyer shall otherwise consent or agree in writing, the Seller and ATH covenant and agree that:

               (a)  Ordinary Course. The business of ATH and the Subsidiaries
                    ---------------
will be conducted only in the ordinary course and consistent with past practice, including billing, collection practices and payment of accounts payable.

               (b)  Preservation of Business. Each of the Seller and ATH will
                    ------------------------
use all reasonable efforts to preserve the business organization of ATH and the Subsidiaries intact, to keep available to Buyer the services of the present officers and employees of ATH, each

Subsidiary and to preserve for Buyer the good will of the suppliers, customers and others having business relations with ATH and each Subsidiary.

               (c)  Material Transactions. Neither ATH nor any Subsidiary will
                    ---------------------
and neither the Seller nor ATH will permit ATH and any Subsidiary, respectively, to:

                    i.     amend its Articles of Incorporation or Bylaws;

                    ii. change its authorized or issued capital stock or issue any rights or options to acquire shares of its capital stock;

                    iii. enter into any rental, lease, contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions;

                    iv. enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation;

                    v. sell, transfer, rent, lease or otherwise dispose of any of their assets other than in the ordinary course of business and consistent with past practice;

                    vi. incur, create, assume or suffer to exist any mortgage, pledge, lien, restriction, encumbrance, tenancy, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property, except Permitted Encumbrances;

                    vii. make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

                    viii. declare or pay any dividend or other distribution in respect of any class of its capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock or any securities convertible into or exchangeable for such stock except for the payment of cash dividends which would not cause the Consolidated Net Working Capital to be less than the Threshold Amount; provided, it shall not be deemed a violation of this covenant if Seller and ATH continue normal working capital practices consistent with past practice;

                    ix. increase or otherwise change the compensation payable or to become payable to any officer, employee or agent except for stay, retention, successful completion or other bonuses, or severance, parachute or similar payments which are set forth on Schedule 2.9(e) and have been or will be paid in connection with the transactions contemplated hereby and for which ATH has established a full current reserve or accrual on the Closing Balance Sheet or the payment of which is otherwise Seller's responsibility;

                    x. make or authorize the making of any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate except for capital expenditures incurred in connection with the opening of new hospitals currently under contract and which are set forth on Schedule 2.9(f);

                    xi. incur any debt or other obligation for money borrowed or any lease obligations required to be capitalized and reflected on the balance sheet of ATH or any Subsidiary under Accounting Principles other than intercompany debt;

                    xii. incur any other obligation or liability, absolute or contingent except in the ordinary course of business and consistent with past practice;

                    xiii. guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any person other than ATH or the applicable Subsidiary;

                    xiv. loan, advance funds or make an investment in or capital contribution to any person other than ATH or the applicable Subsidiary;

                    xv. take any action or permit to occur any event set forth in subparagraphs (c) through (i) and (k) through (n) of Section 2.9;

                    xvi. take any action or omit to take any action which will result in a violation of any applicable law or cause a breach of any agreements, contracts or commitments that would result in a Material Adverse Effect; or

                    xvii.  enter into any agreement to do any of the foregoing.

          4.2. Insurance.
               ---------

          ATH and each Subsidiary shall maintain in full force and effect the policies of insurance listed on Schedule 2.23, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by the Buyer. Each of the Seller and ATH shall promptly advise the Buyer in writing of any change of insurer or type of coverage in respect of the policies listed on Schedule 2.23.

          4.3. Fulfillment of Agreements.
               -------------------------

               (a) Each of the Seller and ATH shall use its respective commercially reasonable efforts to cause all of the conditions to the obligations of the Buyer under Section 5.1 of this Agreement to be satisfied on or prior to the Closing. Each of the Seller and ATH shall use its commercially reasonable efforts, and Seller and ATH shall cause ATH and each Subsidiary, respectively, to use its commercially reasonable efforts, to conduct its business in such a manner that at the Closing the representations and warranties of the Seller and ATH contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. The Seller and ATH will promptly notify Buyer in writing of any event or fact which represents a breach of any of its representations, warranties, covenants or agreements. Each of the Seller and ATH shall promptly advise Buyer in writing of the occurrence of any condition or development (exclusive of general economic factors affecting business in general) of a nature that will result in a Material Adverse Effect.

               (b) Buyer shall use its commercially reasonable efforts to cause all of the conditions to the obligations of the Seller under Section 5.2 of this Agreement to be satisfied on or prior to the Closing. Buyer shall use its commercially reasonable efforts to conduct its business in such a manner that at the Closing the representations and warranties of Buyer contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Buyer will promptly notify Seller in writing of any event or fact which represents a breach of any of its representations, warranties, covenants or agreements.

          4.4. Access, Information and Documents.
               ---------------------------------

          ATH will give, and the Seller and ATH will cause ATH and each Subsidiary, respectively, to give, to Buyer and to Buyer's counsel, accountants and other representatives access during normal business hours to all of ATH's and the Subsidiaries' properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants and will furnish to Buyer all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of ATH or any Subsidiary as Buyer may request.

          4.5. Resignations.
               ------------

          At the Closing, the Seller will deliver written resignations of ATH's and each Subsidiary's directors and officers and of the trustees, plan administrators and fiduciaries of the Benefit Plans.

          4.6. No Transfers or Pledges of Stock.
               --------------------------------

          Except as set forth on Schedule 4.6, the Seller shall not sell, transfer, assign, mortgage, pledge, encumber or otherwise dispose of the Stock and shall not incur, create, assume or suffer to exist any mortgage, pledge, loan, encumbrance, claim or security or other interest in, or affecting title to, the Stock.

          4.7. Lender and Lessor Consents.
               --------------------------

          Promptly after the execution of this Agreement and prior to the Closing, the Seller and ATH shall use their commercially reasonable efforts, and shall cause the Subsidiaries to use their commercially reasonable efforts, to obtain from each lender, lessor or other party to the agreements set forth on
Schedule 4.7, in a form reasonably satisfactory to Buyer, the consent, estoppel certificate or other appropriate agreement of such lender, lessor or other party to the transactions contemplated by this Agreement. Seller's and ATH's agreement to use commercially reasonable efforts pursuant to this Section
4.7 shall not be deemed to require Seller or ATH to (i) incur any material out-of-pocket expenses, (ii) amend any loan agreement to change any material terms thereof, including, without limitation, any payment term, amortization schedule, or termination date, or (ii) amend any material provision in any other contract.

          4.8.  Delivery of May Financial Statements.
                ------------------------------------

          The Seller and ATH shall promptly deliver to Buyer a consolidated and consolidating statement of income for ATH and the Subsidiaries for the five months ending May 31, 1998 and a consolidated and consolidating balance sheet of ATH and the Subsidiaries as at such date (the "May Financial Statements"). Delivery of the May Financial Statements to the Buyer shall constitute the Seller's and ATH's representation and warranty to Buyer that the May Financial Statements (a) are correct and complete and in accordance with the books and records of ATH, (b) fairly present the financial condition, assets and liabilities of ATH and the Subsidiaries as at May 31, 1998 and the results of their operations for the five-month period then ended, and (c) have been prepared in accordance with Accounting Principles.

          4.9.  Information Systems Support.
                ---------------------------

          The parties hereto acknowledge that the information systems used to operate the businesses of ATH and the Subsidiaries are, in many instances, linked to the information systems used generally by Seller. To facilitate the orderly transition of the operations of ATH and the Subsidiaries, Seller shall provide transitional data processing and related support services as described on Exhibit E attached hereto to Buyer for the specified period after Closing and the cost to Buyer, if any, set forth on such Exhibit.

          4.10. Negotiations.
                ------------

          Between the date of this Agreement and the earlier of the date this Agreement is terminated or the Closing Date, none of Seller, ATH, or any of their affiliates, officers, directors, employees, stockholders, agents or advisors, shall solicit, initiate, furnish information relating to or participate in any discussions or negotiations with any person or entity concerning the sale or other disposition of any or all of ATH or any Subsidiary, or a merger, consolidation, or sale of all or substantially all of the assets, or any material assets, of ATH or any Subsidiary. The Seller and ATH shall promptly notify Buyer if any such discussion or negotiations are sought to be initiated with, any such information is requested from, or any proposal is received by, the Seller or ATH.

          4.11. Assumed Debt.
                ------------

          At Closing, the Assumed Debt shall remain an outstanding obligation of ATH Heights, Inc., and immediately following the Closing (and as part of a closing escrow) either (i) Buyer will cause ATH Heights, Inc. to fully refinance the Assumed Debt such that the existing debt is fully paid and released, or (ii) Buyer shall obtain and deliver to Seller an unconditional release of Seller's guarantee of the Assumed Debt.

          4.12. Buyer's Knowledge.
                -----------------

          Seller acknowledges that the results of Buyer's investigation and due diligence of ATH's and the Subsidiaries' businesses will not affect the representations and warranties provided by the Seller and ATH herein except as expressly set forth below. Notwithstanding the foregoing, in the event that the Buyer obtains actual knowledge prior to Closing of a material inaccuracy in, or breach of, any of such representations and warranties of the Seller or ATH, the Buyer agrees promptly to notify Seller and ATH, whereupon the Seller and ATH shall promptly use their best efforts to cure such material inaccuracy or breach. If such material inaccuracy or breach is not cured, as aforesaid, the Buyer shall have the option to: (y) terminate this Agreement, in accordance with
Section 5.3 hereof and to receive reimbursement from Seller of the out-of-pocket costs and expenses incurred by the Buyer from and after the date of execution of this Agreement in connection with the transaction contemplated by this Agreement, including without limitation, reasonable attorneys' and accounting fees, or (z) to waive such inaccuracy or breach and proceed to Closing in accordance with the terms hereof without a reduction in the Purchase Price; provided, however, Seller shall not have the cure or termination right provided in this sentence (and, accordingly, will remain fully liable to the Buyer in respect of such inaccuracy or breach) if (i) Seller had intentionally or knowingly attempted to conceal from the Buyer such inaccuracy or breach, or (ii) after execution of this Agreement, Seller volitionally creates or permits to occur such inaccuracy or breach. No termination of this Agreement under clause
(y) shall be effective until all fees and expenses contemplated by that clause have been paid in full.

          4.13. Delivery of Schedules.
                ---------------------

          As soon as practicable following execution of this Agreement, Seller shall deliver to Buyer the Schedules required hereunder.

          4.14. Delivery of Exhibits.
                --------------------

          As soon as practicable following execution of this Agreement, Buyer and/or Seller, as applicable, shall deliver to each other the Exhibits required hereunder.

          4.15. Receivable Reserve.
                ------------------

          For the purposes of this Agreement, no party shall contest the amount of the accounts receivable reserve for contractual allowances and doubtful accounts as of December 31, 1997 or the Balance Sheet Date, or the methodology underlying such reserve, which methodology shall be applied in the preparation of the Closing Balance Sheet (including without limitation consistent aging percentages) and shall be deemed adequate for the purposes of this Agreement to the extent used in the preparation of any Financial Statement as of and following December 31, 1997.

          4.16. Pharmerica Agreements.
                ---------------------

          Buyer acknowledges that Seller is contractually obligated to execute and deliver pharmaceutical provider agreements with Pharmerica to replace existing agreements with Pharmacy Corporation of America. With respect to the facilities set forth on Schedule 4.16 hereto, Buyer agrees to cause ATH or its successor to execute pharmaceutical provider agreements with Pharmerica in substantially the form attached in Schedule 4.16.

          4.17. Medicare Cost Reports.
                ---------------------

                (a)  New Cost Reports. Following Closing Buyer shall prepare and
                     ----------------
file with the applicable authority any unfiled ATH Medicare/Medicaid cost reports (the "Unfiled Reports"). Seller shall be afforded the opportunity to review and comment on the Unfiled Reports prior to their filing by Buyer, which review and comment will not unreasonably delay their filing. Buyer shall be responsible for, and entitled to the benefit of all benefits and liabilities in respect of the Unfiled Reports except any liability that is attributable to any home office allocation of Seller ("Home Office Charge") included in such Unfiled Reports. Seller shall be responsible for (and shall indemnify Buyer) for any liability or claim in respect of a Home Office Charge in excess of any current reserve for such Home Office Charge on the Closing Balance Sheet.

                (b)  Filed Cost Reports.  Every two years commencing on the
                     ------------------
second anniversary of the Closing Date and continuing thereafter until finally resolved, Seller and Buyer shall exchange information sufficient to permit Buyer and Seller to review and ascertain, (x) all payments received by Buyer (or ATH following Closing), and (y) all liabilities and claims paid, each in respect of Medicare/Medicaid cost reports filed by ATH prior to Closing ("Filed Reports"). To the extent such amounts when netted at such time in the aggregate exceed the value thereof reflected on the Closing Balance Sheet, Seller shall be entitled to the benefit of such excess and Buyer promptly shall cause Seller to be paid such amount. To the extent such amounts when netted at such time in the aggregate are less than the value thereof reflected on the Closing Balance Sheet. Seller promptly shall reimburse Buyer for the shortfall and otherwise indemnify and hold Buyer harmless from any and all claims and losses arising therefrom.

                (c)  Notices. Buyer shall provide Seller promptly with copies
                     -------
of any NPRs or similar correspondence Buyer periodically receives that relate to any Filed Report or any matter for which Seller could have liability under this Section.

                                   ARTICLE V
                                   ---------
                      CONDITIONS TO CLOSING; TERMINATION
                      ----------------------------------

          5.1.  Conditions Precedent to Obligations of Buyer.
                --------------------------------------------

          The obligations of Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's option and, upon Closing, shall be deemed satisfied or waived):

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of the Seller and ATH contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Buyer shall have received two certificates to such effect, one signed by the Seller and one signed by the president of ATH.

               (b)  Performance and Compliance. The Seller and ATH shall have
                    --------------------------
performed, or shall have caused the performance of, in all material respects all of the covenants and complied, or caused the compliance, with in all material respects all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing and Buyer shall have received two certificates to such effect, one signed by the Seller and one signed by ATH.

               (c)  Opinion of Counsel. Buyer shall have received from each of
                    ------------------
the General Counsel or Associate General Counsel of Seller and Latham & Watkins, counsel for the Seller, an opinion dated the date of the Closing in form and substance satisfactory to Buyer, to the effects set forth in Exhibit C-1 and Exhibit C-2, respectively, and with respect to such other matters as Buyer may reasonably request.

               (d)  Satisfactory Instruments. All instruments and documents
                    ------------------------
required on the Seller's and ATH's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance satisfactory to Buyer and its counsel.

               (e)  Required Consents; Waiver. All consents and approvals of any
                    -------------------------
governmental departments or agencies or other regulatory bodies or other third parties to the transactions contemplated hereby shall have been obtained (including, without limitation, the consents and agreements of the lenders, lessors and other parties set forth on Schedule 2.16 to the consummation of the transactions contemplated by this Agreement) and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including, without limitation, the waiting period under the HSR
Act) shall have passed or been terminated. Fort Sanders Regional Medical Center in Knoxville, Tennessee shall have delivered a waiver of its right to terminate the lease by reason of the sale and purchase of the Stock.

               (f)  Litigation. No order of any court or administrative agency
                    ----------
shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Buyer's ownership or control, or the business, of ATH or any Subsidiary, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions, or (ii) by any present or former owner of any capital stock or equity interest in ATH or any Subsidiary (whether through a derivative action or otherwise) against ATH, any Subsidiary or any officer, director or shareholder of ATH or any Subsidiary or in his capacity as such, or (iii) which is reasonably likely to have a Material Adverse Effect.

               (g)  Delivery of May Financial Statements. Buyer shall have
                    ------------------------------------
received the May Financial Statements of ATH and the Subsidiaries and such May Financial Statements shall not reflect any matter that constitutes or is reasonably likely to constitute a Material Adverse Effect.

               (h)  Joint Venture Agreement. Seller shall have executed an
                    -----------------------
agreement in the form of Exhibit F attached hereto regarding the parties' joint venture in the Fort Smith metropolitan market which contains customary terms and conditions and provides for the ownership of such joint venture by Seller and Buyer in percentages of 19% and 81%, respectively, the allocation of costs, distributions, capital needs, profit and loss in accordance with such ownership percentages, the payment of a management fee to Buyer of 7% of the joint venture's net revenue (but only to the extent such joint venture makes a profit; provided that the management fee shall be accrued and shall be paid (including any accrued amounts) at such time as the joint venture has sufficient cashflow to do so) and a board of directors (or analogous governing body) consisting of three persons, two of whom shall be designated by Buyer and the other of whom shall be designated by Seller (the "Joint Venture Agreement").

               (i)  Noncompete Agreement. Seller and ATH shall execute a
                    --------------------
covenant not to compete agreement in the form of Exhibit G attached hereto (the "Noncompete Agreement").

               (j)  Schedules and Exhibits. All Schedules and Exhibits
                    ----------------------
contemplated hereby shall have been accepted by the parties without the exercise of any termination right pursuant to Section 5.3(a)(v) or Section 5.3(a)(vi).

          5.2. Conditions Precedent to the Obligations of the Seller.
               -----------------------------------------------------

          The obligations of the Seller to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Seller at the Seller's option and, upon Closing, shall be deemed satisfied or waived):

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of Buyer contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have delivered to the Seller a certificate, signed by its President or a Vice President, to such effect.

               (b)  Performance and Compliance. Buyer shall have performed in
                    --------------------------
all material respects all of the covenants and complied in all material respects with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing and Buyer shall have delivered to the Seller a certificate, signed by its President or a Vice President, to such effect.

               (c)  Opinion of Counsel for Buyer. The Seller shall have received
                    ----------------------------
from Dechert Price & Rhoads, counsel for the Buyer, an opinion dated the date of the Closing in form and substance satisfactory to the Seller, to the effects set forth in Exhibit D, and with respect to such other matters as the Seller may reasonably request.

               (d)  Satisfactory Instruments. All instruments and documents
                    ------------------------
required on Buyer's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance satisfactory to Seller and its counsel.

               (e)  Litigation. No order of any court or administrative agency
                    ----------
shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions, or (ii) which might have a material adverse effect on Buyer's ability to consummate this Agreement and the transactions contemplated herein.

               (f)  Required Consents. All consents and approvals of all
                    -----------------
governmental departments, agencies, authorities and commissions required for the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including, without limitation, the waiting period under the HSR Act) shall have passed or been terminated.

               (g)  Joint Venture Agreement. Buyer shall have executed the Joint
                    -----------------------
Venture Agreement.

               (h)  Schedules and Exhibits. All Schedules and Exhibits
                    ----------------------
contemplated hereby shall have been accepted by the parties without the exercise of any termination right pursuant to Section 5.3(a)(v) or Section 5.3(a)(vi).

          5.3. Termination.
               -----------

               (a)  When Agreement May Be Terminated.  This Agreement may be
                    --------------------------------
terminated at any time prior to Closing:

                    i.   By mutual consent of Buyer and the Seller;

                    ii. By Buyer if there has been a breach by the Seller or ATH of any of their representations, warranties, covenants or agreements;

                    iii. By the Seller if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements;

                    iv. By Buyer or the Seller if Closing shall not have occurred prior to July 31, 1998; provided, that Buyer or the Seller may terminate this Agreement pursuant to this subparagraph (iv) only if such party is not in material breach hereof;

                    v. By Buyer or Seller in the event that one or more of the following is not acceptable to such party in its sole discretion: (x) an exhibit not attached hereto at the time of signing, or (y) a schedule not attached hereto at the time of signing and not prepared by the terminating party. Prior to any such termination pursuant to this subsection, the terminating party must give written notice of its intention to the other party stating in detail its objections to the exhibit(s) or schedule(s) objected to, and in the event the other party agrees in writing within fifteen (15) days to remedy such objections, the right to terminate based on such objections shall expire.

                    vi. By Buyer in the event that the schedules and exhibits are not delivered within three weeks from the date of this Agreement.

                (b) Effect of Termination.  In the event of termination of this
                    ---------------------
Agreement by either the Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either the Seller or Buyer or Buyer's officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Section 6.2 and 6.3 hereof shall survive such termination. Notwithstanding anything to the contrary herein, each of Buyer and Seller shall be entitled to any and all remedies available at law or in equity for any breach by Seller or ATH, in the case of Buyer, or any breach by Buyer, in the case of Seller, of the provisions of this Agreement, including, without limitation, specific performance of the terms and provisions hereof.

                                  ARTICLE VI
                                  ----------
                         CERTAIN ADDITIONAL COVENANTS
                         ----------------------------

              6.1.  Costs, Expenses and Taxes.
                    -------------------------

              Except as set forth in Sections 6.3, 6.8 and 7.7, Seller will pay all costs and expenses, including legal fees, in connection with its and ATH's performance of and compliance with this Agreement, and all transfer, documentary and similar taxes in connection with the delivery of the shares of Stock to be made hereunder. Except as set forth in Sections 6.2, 6.8 and 7.7, Buyer will pay all costs and expenses, including legal fees, of Buyer's performance of and compliance with this Agreement.

          6.2. Indemnification By the Seller.
               -----------------------------

          In accordance with the procedures in Section 6.5, if applicable, the Seller and ATH hereby agree to jointly and severally indemnify and hold harmless Buyer from and against:

               (a) any loss, liability, claim, obligation, damage or deficiency of or to Buyer, ATH or any Subsidiary arising out of or resulting from (i) any inaccuracy in, or breach of, any representation, warranty, covenant or nonfulfillment of any agreement on the part of the Seller or ATH contained in this Agreement or in any statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, or (ii) any and all liabilities of Seller, ATH or any Subsidiary related to ATH's or any Subsidiary's business first arising before the Closing Date, including, without limitation, (A) the payment of retrospective or retroactive premium adjustments provided for in the insurance policies set forth on Schedule 2.23, (B) any liability, obligation or costs arising from matters set forth on Schedules 2.15(d) hereto, (C) any claim or loss as provided in Section 4.17, and
(D) any liability, obligation or costs arising from the Vencor litigation including, without limitation, severance expense, lease payments and relocation expenses incurred by ATH or any Subsidiary in connection with the elimination or modification of services at the applicable Hospitals; provided, that Seller shall control any matters set forth on (B) above, and the defense of the Vencor litigation process (including any settlements or appeals) as set forth in
Section 6.5 and, in addition to attorneys' fees, court costs, severance expense, lease payments and relocation expenses as noted above, shall be solely responsible for any resulting judgment or award (including any lost profits or consequential damages, if any, awarded therein to a third party) (Seller shall have no liability to Buyer or ATH for matters in (B), (C) and (D) above except to the extent of judgments owed to third parties), and

               (b) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

For purposes for this Agreement, the aggregate amount of such losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses and fees, net of all insurance proceeds, shall be hereinafter referred to as "Damage" or "Damages."

          6.3. Indemnification by Buyer.
               ------------------------

          In accordance with the procedures in Section 6.5, if applicable, Buyer hereby agrees to indemnify and hold harmless the Seller from and against:

               (a) any Damages arising out of or resulting from (i) any inaccuracy in, or breach, of any representation or warranty or covenant or nonfulfillment of any agreement on the part of Buyer contained in this Agreement or in any statement or certificate furnished or to be furnished to the Seller in connection with the transactions contemplated hereby, or (ii) any and all liabilities related to ATH's business first arising after the Closing Date, and

               (b) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

          6.4. Limitations and Conditions of Indemnification.
               ---------------------------------------------

          Notwithstanding any provision of this Agreement to the contrary:

               (a) Neither Seller, ATH nor Buyer shall be responsible for lost profits or consequential damages; provided, however, with respect to Seller's and ATH's indemnity obligations, Seller and ATH shall be responsible for lost profits or consequential damages awards to third parties as provided in Section 6.2(a)(ii)(B), (C) and (D).

               (b) If and to the extent any Damages for which indemnification is sought relate to events or circumstances occurring both prior to and after the Closing Date or are from both a cause that is indemnified and one that is not so indemnified, (i) Seller's and ATH's obligations hereunder shall extend only to the Damages attributable to events or circumstances prior to the Closing Date or the indemnified event, circumstances or cause, and (ii) Buyer's obligations hereunder shall extend only to the Damages attributable to events or circumstances subsequent to the Closing Date or the indemnified event, circumstances or cause.

               (c) No action or claim for Damages resulting from any misrepresentation or breach of warranty shall be brought or made after the survival period set forth in Section 9.1 hereof.

               (d) The aggregate Damages indemnified hereunder (i) resulting from a claim under Section 6.2(a)(i)(other than for misrepresentation or breach of warranty) or 6.2(a)(ii) shall not exceed, in the aggregate, the Purchase Price, and (ii) resulting from any misrepresentation or breach of warranty shall not exceed, in the aggregate, $20,000,000. Any adjustment made pursuant to
Section 1.2 hereof shall not apply toward the foregoing limitation.

               (e) No party shall be entitled to receive an indemnification payment with respect to any Damages in respect of any misrepresentation or breach of warranty unless the aggregate payments claimed by such party hereunder with respect to all Damages equal or exceed Two Hundred Fifty Thousand Dollars ($250,000). Any adjustment made pursuant to Section 1.2 shall not apply toward the foregoing limitation.

               (f) After the Closing Date, to the extent permitted by law, the provisions of Sections 6.2 through 6.5, as applicable, shall be the sole and exclusive remedy of (i) Buyer for any breach by Seller or ATH of the representations, warranties and covenants contained in this Agreement (or any other document delivered by Seller or ATH at the Closing) and Buyer waives all other remedies, and (ii) Seller for any breach by Buyer of the representations, warranties and covenants contained in this Agreement (or any other document delivered by Buyer at the Closing) and Seller waives all other remedies.

               (g) Notwithstanding anything to the contrary herein, no limitation or condition of liability provided in this Section 6.4 shall apply to any misrepresentation or breach of warranty contained herein if such misrepresentation or breach of warranty resulted from fraud, any securities violation or was made willfully or with intent to deceive.

               (h) For purposes of calculating the amount of any Damages incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect (or other correlative terms) or dollar qualifiers herein shall be disregarded.

               (i) Notwithstanding anything to the contrary herein, no limitation or condition of liability (other than subsection (d) above) shall apply with respect to any liability under any Benefit Plan retained by Seller or any Benefit Plan pursuant to Section 6.12.

          6.5. Indemnification Procedures.
               --------------------------

               (a) A party seeking indemnification pursuant to this Agreement (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party which is not an affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

               (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; and (ii) the Indemnifying Party has sufficient financial resources, in the judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and
(iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim (the conditions set forth in clauses (i) through (iv) are collectively referred to as the "Litigation Conditions"). If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 6.5, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 6.5, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or
(ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party

Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

               (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

               (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or (ii) which grants any injunctive or equitable relief, or (iii) which may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

               (e) Amounts payable in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price unless otherwise required by law. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          6.6. Payment of Indemnification.
               --------------------------

          The obligations of the parties pursuant to Section 6.2 and 6.3 to pay Damages shall be satisfied by the indemnifying party within five business days after demand for payment by the party entitled to such indemnification. Interest will accrue on unpaid Damages at the prime rate plus two percent (2%) per annum.

          6.7. No Right of Contribution or Subrogation.
               ---------------------------------------

          Following the Closing, the Seller waives and releases (i) any and all claims for contribution or other payment from ATH or any Subsidiary which Seller may have with respect to the payment by the Seller of any amounts pursuant to Sections 6.2 or 6.5 of the Agreement or for any breach by ATH of its representations, warranties, covenants or agreements contained herein, or (ii) any right of subrogation against ATH or any Subsidiary. The Seller acknowledges that its liability under Sections 6.2 and 6.5 is joint and several with ATH and that Buyer may seek indemnification, in its sole discretion, from any and all such parties, including the Seller exclusively.

          6.8.  Hart-Scott-Rodino Antitrust Improvements Act of 1976.
                ----------------------------------------------------

          Promptly after the date hereof, Buyer and the Seller will file the required notifications with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Department") pursuant to and in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The parties hereto shall not intentionally or negligently delay submission of information requested by FTC and Department under the HSR Act and shall use their respective best efforts promptly to supply, or cause to be supplied, such information and shall use their best efforts to obtain early termination of the applicable waiting period. Buyer and the Seller shall share equally the cost of the filing fee required by the HSR Act.

          6.9.  Confidentiality.
                ---------------

                (a) Each of Seller and Buyer shall, and shall cause their respective employees and representatives, and their affiliates (and the employees and representatives of such affiliates) to, keep confidential and not disclose to any other person or entity or use for its own benefit or the benefit of any other person or entity any trade secrets or other confidential proprietary information in its or their possession or control regarding the other party or their businesses and operations and, specifically with respect to Seller or its affiliates, any trade secrets or confidential information regarding ATH or its Subsidiaries or their businesses or operations. In the event that this Agreement is terminated or the transactions contemplated hereby otherwise fail to close, Buyer and its affiliates and their respective representatives shall promptly return to Seller all written materials provided to Buyer or its affiliates or their representatives by Seller, ATH or their affiliates or representatives.

                (b) The obligations of the parties under this Section 6.9 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, in any such case, that the disclosing party subject to such requirement shall notify the affected party as early as practicable prior to disclosure to allow the affected party to take appropriate measures to preserve the confidentiality of such information.

          6.10. Cooperation.
                -----------

          Each party shall cooperate with the other in connection with (i) the filing of any Medicare and/or Medicaid cost reports required to be filed after the Closing Date; (ii) the determination of any liability or right relating to such reports, and (iii) the conduct or defense of any investigation, audit or other proceeding related to such reports. Buyer, ATH, the Subsidiaries and Seller, and their respective affiliates, shall preserve all information, returns, books, records and documents relating to any Medicare and/or Medicaid cost reports and supporting materials with respect to an applicable period, and shall provide access to employees and former employees, until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to the applicable reports for such period.

          6.11. Books and Records.
                -----------------

          For a period of five (5) years from and after the Closing Date:

                (a) Neither party shall dispose of or destroy any of its books and records relating to the business of ATH and any Subsidiary for periods prior to the Closing (whether on paper, electronic or other form or media) ("Books and Records") without first offering to turn over possession thereof to the other party by written notice given to the other party at least thirty (30) days prior to the proposed date of such disposition or destruction.

                (b) Each party shall allow the other party and its agents access to all Books and Records (to the extent that they relate to periods prior to the Closing) during normal working hours at its principal place of business or, at such party's option, at any location where any such Books and Records are stored, and the requesting party shall have the right to make copies of any Books and Records (to the extent that they relate to periods prior to the Closing) at its own expense; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the business of the party to whom the request was made.

                (c) Each party shall make available to the other party upon reasonable written request: (i) copies of any Books and Records (to the extent that they relate to periods prior to the Closing), or (ii) such personnel as are reasonably required to assist in locating and obtaining any such Books and Records.

          6.12. Employee Matters.
                ----------------

                (a) Cessation of Participation. Effective as of the Closing
                    --------------------------
Date, ATH shall cease to be a participating employer in any of the Benefit Plans not listed on Schedule 2.25(b), and Seller shall take, or cause to be taken, all such action as is necessary to effect that cessation of participation. The Seller and the Benefit Plans shall retain all liabilities for benefits accrued under any of the Benefit Plans by employees, former employees and their beneficiaries of ATH and the Subsidiaries (the "ATH Participants") through the Closing Date, except as otherwise specifically noted herein.

                (b) Pension Benefit Plans. Effective as of the Closing Date,
                    ---------------------
benefit accruals, under any Benefit Plan that is an employee pension benefit plan, for ATH Participants shall cease, except for the payment of any contributions attributable to periods of service before the Closing Date but remaining unpaid on that date. All benefits accrued for ATH Participants shall become fully vested as of the Closing Date.

                (c) Welfare Benefit Plans. Effective as of the Closing Date, the
                    ---------------------
ATH Participants shall cease to participate in those Benefit Plans that are employee welfare benefit plans as defined in Section 2.25(a). Seller and the Benefit Plans shall retain responsibility under those Benefit Plans for all costs and coverages and all amounts payable by reason of claims incurred by or on behalf of the ATH Participants through the Closing Date, including claims submitted after the Closing Date. A claim shall be deemed to have occurred on the date of (i) death or dismemberment in the case of claims under life insurance or accidental death and dismemberment insurance, (ii) the date of initial disability in the case of disability claims, or (iii) in the case of all other claims including medical claims, the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims. Seller and the Benefit Plans shall be responsible for all legally mandated continuation coverage for ATH Participants who had or have a loss of coverage due to a "qualifying event" within the meaning of Section 603 of ERISA that occurred before the Closing Date.

               (d)  Post-Closing Benefits. Effective as of the Closing Date,
                    ---------------------
Buyer agrees that all of the employees of ATH, the Subsidiaries and any affiliates thereof who continue employment with ATH and/or the Subsidiaries thereafter (the "Retained Employees") shall be permitted to immediately commence participation in all of Buyer's employee benefit plans, without any waiting period or exclusions for pre-existing conditions. Buyer will make available to each Retained Employee life insurance, including spousal insurance, and disability coverage, at the same levels as would be made available to similarly situated employees of Buyer, without regard to any preexisting condition. Buyer further agrees that each Retained Employee shall receive credit for those sums paid in the current year under Seller's health plans as deductibles, coinsurance and copayments towards any deductible and/or out-of-pocket maximum which may apply under Buyer's plans. Buyer further agrees that, subsequent to the Closing, Buyer shall comply with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") as contained in part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code with respect to such Retained Employees, and will indemnify, defend and hold harmless Seller and Seller's plan from any COBRA liability with respect to such Retained Employees. Buyer further agrees that each Retained Employee will be given credit for all service with ATH, the Subsidiaries and any affiliates thereof in determining such Retained Employee's eligibility to participate and vesting in any employee benefits, as well as the amount of vacation and severance, if service is applicable under Buyer's plans, offered by Buyer or any affiliate of Buyer to the same extent as if that service had been performed for Buyer. In addition, Buyer will grant credit under its vacation, sick leave and paid time off programs for all accrued vacation, sick leave and paid time off to which the Retained Employees are entitled under comparable Benefit Plans maintained by Seller on the Closing Date. Buyer shall furthermore pay any Retained Employee whose employment is terminated within one (1) year after the Closing Date a severance payment equal to that to which the Retained Employee would be entitled under the Seller's severance plan attached hereto as Schedule 6.12(d) based on a termination under the same conditions as are applicable to the Retained Employee's termination.

         6.13. Intellectual Property.
               ---------------------

          As soon as reasonably practicable but in no event later than one year following Closing, ATH shall, and shall cause its Subsidiaries to, remove all of Seller's logos that are displayed in the Hospitals or on other real and personal property or otherwise used in the business of ATH and its Subsidiaries. It is understood by the parties that, except as provided in Section 2.24 hereof, no logo, trademark, tradename, or other item of intellectual property owned by Seller or any of its subsidiaries or affiliates, other than ATH and the Subsidiaries, and no right to use such, shall be transferred in connection with the transactions contemplated hereby.



                                  ARTICLE VII
                                  -----------
                                  TAX MATTERS
                                  -----------

          7.1. Termination of Tax Sharing.
               --------------------------

          Except as otherwise provided in this Article VII, all tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between ATH and/or the Subsidiaries and Seller or any of its affiliates and all obligations thereunder shall terminate as of the Closing Date and neither ATH nor any Subsidiary shall have any liability thereunder for any amounts due in respect of periods ending prior to or on the Closing Date.

          7.2. Seller's Taxes.
               --------------

          ATH and the Subsidiaries shall continue to be included for all taxable periods ending on or before the Closing Date in the consolidated federal income Tax Return of which Seller is the common parent and any required state or local consolidated, combined or unitary income or franchise Tax Returns that include ATH and the Subsidiaries for any period ending prior to or on the Closing Date (all such Tax Returns including taxable periods of ATH and the Subsidiaries ending prior to or on the Closing Date being hereinafter referred to as "Pre-Closing Consolidated Returns"). Seller shall timely prepare and file or cause to be prepared and filed all Pre-Closing Consolidated Returns, all other income Tax Returns of ATH and the Subsidiaries for taxable periods ending on or prior to the Closing Date and all other Tax Returns of ATH and the Subsidiaries required to be filed on or prior to the Closing Date ("Seller's Returns"). Seller shall timely pay or cause to be paid all Taxes shown as due and payable on Seller's Returns ("Seller's Taxes"). If ATH and the Subsidiaries are permitted under any applicable state or local income tax law to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat (and cause their respective affiliates to treat) the Closing Date as the last day of a taxable period.

          7.3. Buyer's Taxes.
               -------------

          Buyer shall timely prepare and file or cause to be prepared and filed all Tax Returns required by law of ATH and the Subsidiaries that are not required to be prepared and filed by Seller pursuant to Section 7.2 ("Buyer's Returns"). Buyer shall timely pay or cause to be paid all Taxes relating to Buyer's Returns ("Buyer's Taxes"). In the event a taxable period reflected in a Buyer's Return includes a period prior to the Closing Date (a "Straddle Return"), (i) such Return shall be prepared in a manner consistent with Seller's past practice and (ii) Seller shall be liable for amounts unpaid net of amounts prepaid representing the portion of Buyer's Taxes allocable to the period up to and including the Closing Date ("Sellers' Accrued Taxes").

Such allocable portion shall, in the case of real and personal property Taxes, be apportioned ratably on a per diem basis and, in the case of other Taxes, be apportioned based on the actual operations of ATH and the Subsidiaries, provided that federal income Taxes shall be allocated in accordance with the provisions of Treasury regulations (S)1.1502-76(b), determined without regard to the ratable allocation provision of Treasury regulations (S)1.1502-76(b)(2)(ii) or
(iii). At least 21 days prior to the filing of any Straddle Return, Buyer shall deliver a copy of such Return to Seller, together with Buyer's reasonably detailed computation of Seller's Accrued Taxes for such Return, for Seller's review and comment. Seller shall within ten days following receipt of the Return, deliver to Buyer any objections regarding the calculation of Taxes or Seller's Accrued Taxes with respect to the Return. Seller and Buyer shall attempt in good faith to resolve any disputes regarding such calculations, provided that if they are unable to resolve such disputes within thirty days after delivery of Seller's objections, the dispute shall be submitted to Coopers & Lybrand LLP ("Arbiter") for final resolution, with the costs of Arbiter to be borne equally by Buyer and Seller.

          7.4. Tax Cooperation.
               ---------------

               (a) After the Closing Date, Seller shall submit to Buyer blank Tax Return workpaper packages reasonably necessary for Seller (or its parent) to prepare any Sellers' Returns. Buyer shall cause ATH to prepare completely and accurately all information that Seller shall reasonably request in such workpaper packages and shall submit to Seller such packages within the later of 90 days after Buyer's receipt thereof or 90 days after the close of the taxable period to which a workpaper package relates.

               (b) Each party shall cooperate with the other in connection with
(i) the filing of any Tax Return, amended Tax Return or claim for refund; (ii) the determination of any Tax liability or right to claim a refund, or (iii) the conduct or defense of any investigation, audit or other proceeding related to Taxes. Buyer, ATH, the Subsidiaries and Seller and their respective affiliates shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

          7.5. Indemnification.
               ---------------

               (a) After the Closing Date, Seller shall indemnify and hold harmless Buyer from and against any Tax liability with respect to (i) any Seller's Taxes; (ii) Buyer's Taxes, to the extent of Seller's Accrued Taxes; and
(iii) any increase in Tax liability resulting from ATH and the Subsidiaries being severally liable for any Taxes of Seller's consolidated group or any other consolidated group of which ATH and the Subsidiaries were members prior to the Closing Date pursuant to Treasury Regulations (S)1.1502-6 or any analogous state or local tax provision. Seller shall pay such amounts as they are obligated to pay to Buyer under the preceding sentence within 15 days after payment of any applicable Tax liability by Buyer, ATH or any Subsidiary and to the extent not paid by Seller or Seller Parent within such 15-day period such unpaid amounts shall thereafter include interest thereon at prime rate plus 2% per annum.

               (b) After the Closing Date, Buyer shall indemnify and hold harmless Seller and their affiliates from and against any Tax liability with respect to (i) Buyer's Taxes that are allocable to or apportioned to a period after the Closing Date. Buyer shall pay such amounts within 15 days after payment of any such Tax liability by Seller, Seller Parent or any affiliate and to the extent not paid by Buyer within such 15-day period such unpaid amounts shall thereafter include interest thereon at the prime rate plus 2% per annum.

          7.6. Notification of Proceedings; Control.
               ------------------------------------

               (a) In the event that Buyer, ATH or any Subsidiary receives notice, whether orally or in writing, of any pending or threatened federal, state, local, municipal or foreign examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect Seller or any affiliate, or if Seller or any affiliate receives notice of matters that could affect Buyer, ATH or any Subsidiary, the party receiving notice shall promptly notify in writing the potentially affected party. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other parties demonstrate that they have been damaged thereby.

               (b) Seller or Buyer, as applicable (the "Controlling Party"), shall have the right, at its own expense, to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended Return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to any Taxes for which the Controlling Party is required to indemnify any other party pursuant to Section 7.5; provided, that, in the event that any such adjustment could have an adverse effect on the Tax liability of the other party (or affect Buyer by having an effect on the Tax liability of ATH and the Subsidiaries) (the "Affected Party"), the Controlling Party shall (i) give the Affected Party written notice of any such adjustment, (ii) permit the Affected Party to participate in the proceeding to the extent the adjustment may affect the Tax liability of the Affected Party and (iii) not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld.

          7.7. Tax Effect of Payments.
               ----------------------

          Any indemnification payments made pursuant to this Article VII shall be treated for tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.


                                 ARTICLE VIII
                                 ------------
                              CERTAIN DEFINITIONS
                              -------------------

          8.1. Certain Definitions.
               -------------------

          As used in this Agreement, in addition to the terms defined elsewhere, the following terms shall have the meanings set forth below:

               (a) "Accounting Principles" means generally accepted accounting principles, subject to Schedule 8.1(a).

               (b) "Federal Health Care Programs" means the Federal Health Care Programs as defined in Section 1128B of the Social Security Act or any regulations promulgated thereunder.

               (c) "knowledge," "actual knowledge," "best knowledge," and similar phrases shall mean the actual knowledge of Seller, ATH or Buyer, as the case may be, based on the knowledge of the persons set forth as follows:

                    i. For Seller: T. Jerald Moore, Executive Vice President, Scott Tabakin, Executive Vice President and Chief Financial Officer, David Merrell, Vice President Financial Planning and Robert Pommerville, General Counsel;

                    ii. For ATH: T. Jerald Moore, President, Steve Munroe, Vice President and Chief Financial Officer, Jane Chambers, Vice President Human Resources, Greg Sassman, Vice President Development, Patrick Gandy, Group Vice President of Operations, Patricia McCullough, Group Vice President of Operations, Terri Votava, Group Vice President of Operations (and any person with a higher title in such area) and Caroline Fears, Vice President of Marketing (and any person with a higher title in such area);

                    iii. For Buyer: the President, Chief Executive Officer, or any officer whose title includes "Vice President" of Buyer.

               (d) "Material Adverse Effect" means an event, change or effect (or series of related events, changes or effects) that is materially adverse to the financial condition, properties, assets, liabilities (contingent or otherwise), businesses or operations of ATH and its Subsidiaries, taken as a whole.

               (e) "Related Party" means the Seller, any of the officers or directors of ATH or any Subsidiary, any affiliate, associate or relative of the Seller, ATH or any Subsidiary, or any of their respective officers or directors, or any business or entity in which the Seller, ATH, any Subsidiary or any affiliate, associate or relative of any such person has any material direct or indirect interest.


                                  ARTICLE IX
                                  ----------
                                 MISCELLANEOUS
                                 -------------

          9.1. Nature and Survival of Representations.
               --------------------------------------

          The representations, warranties, covenants and agreements of Buyer and the Seller and ATH contained in this Agreement, and all statements contained in this Agreement or any exhibit or schedule hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations and warranties shall survive the Closing for a period of fifteen months; provided, however, that the foregoing time limitation shall not apply to: (i) any of the representations and warranties contained in Sections 2.1, 2.2, 2.5 and 2.17, each of which shall survive indefinitely; (ii) the representations and warranties contained in Sections 2.10, 2.15, 2.25, 2.28, 2.29, 2.30, 2.31 and
2.32, each of which shall survive until thirty days following expiration of the applicable statute of limitations; and (iii) any such claims which have been the subject of a good faith written notice prior to the expiration of the applicable survival period, which notice asserts such claim and specifies in reasonable detail the nature and basis for such claim. The covenants and agreements under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive without limitation.

          9.2. Notices.
               -------

          All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if sent by telecopy, when received or, if sent by nationally recognized overnight delivery service, when delivered or, if mailed, three business days after being mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

               If to Buyer at any time or to ATH after the Closing, to:


               Select Medical Corporation
               4718 Old Gettysburg Road
               P.O. Box 2034
               Mechanicsburg, PA  17055
               Attention: Michael E. Tarvin, General Counsel
               ---------

               with a required copy to:

               Dechert Price & Rhoads
               4000 Bell Atlantic Tower
               1717 Arch Street
               Philadelphia, PA  19103
               Attention: Henry N. Nassau
               ---------

               If to the Seller:

               Beverly Enterprises, Inc.
               5111 Rogers Avenue
               Suite 40A
               Fort Smith, AR  72919

               Attention:  David Merrell, Vice President
               ---------

               with a copy to:

               Beverly Enterprises, Inc.
               5111 Rogers Avenue
               Suite 40A
               Fort Smith, AR  72919
               Attention:  General Counsel
               ---------

               with an additional required copy to:

               Latham & Watkins
               233 South Wacker Drive
               Sears Tower
               Suite 5800
               Chicago, IL  60606
               Attention:  David L. Shapiro
               ---------

               If to ATH prior to the Closing, to:

               American Transitional Hospitals, Inc.
               c/o Beverly Enterprises, Inc.
               5111 Rogers Avenue
               Suite 40A
               Fort Smith, AR  72919
               Attention:  David Merrell, Vice President
               ---------

               with a copy to:


               Beverly Enterprises, Inc.
               5111 Rogers Avenue
               Suite 40A
               Fort Smith, AR  72919
               Attention:  General Counsel
               ---------

               With an additional required copy to:

               Latham & Watkins
               233 South Wacker Drive
               Sears Tower
               Suite 5800
               Chicago, IL  60606
               Attention:  David L. Shapiro
               ---------

          9.3. Successors and Assigns.
               ----------------------

          This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned, whether by contract or operation of law, by any party hereto without the prior written consent of the other parties except that Buyer may assign all or part of its rights hereunder without such consent to a wholly-owned subsidiary.

          9.4. Governing Law.
               -------------

          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to principles of conflicts of laws.

          9.5. Headings.
               --------

          The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          9.6. Counterparts.
               ------------

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          9.7. Further Assurances.
               ------------------

          Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

          9.8. Amendment and Waiver.
               --------------------

          The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

          9.9. Entire Agreement.
               ----------------

          This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

          9.10.  Risk of Loss.
                 ------------

          The parties agree and acknowledge that the risk of loss with respect to the Stock and the assets and business of ATH and each Subsidiary remains with the Seller and ATH prior to the Closing.

          9.11.  Post-Closing Mergers.
                 --------------------

          Buyer acknowledges that no representation or warranty set forth herein of Seller or ATH shall be breached because of the consummation of the contemplated post-Closing mergers set forth in the Background section hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                              SELECT MEDICAL CORPORATION



                              By: /s/ Robert A. Ortenzio
                                 ----------------------------------
                                Name:
                                Title:


                              BEVERLY ENTERPRISES, INC.


                              By: /s/ David G. Merrell
                                 ----------------------------------
                                Name:
                                Title:


                              AMERICAN TRANSITIONAL HOSPITALS, INC.


                              By: /s/ David G. Merrell
                                 ----------------------------------
                                Name:
                                Title: